EXHIBIT 99.1

News Release

Investor Contact:	Yasmin Seyal
senior vice president & chief financial officer
916-351-8585

Press Contact:	Linda Beech Cutler
vice president, corporate communications
916-351-8650

For Immediate Release

GenCorp Announces Issuance of Additional $25 Million
of 4% Contingent Convertible Subordinated Notes
Due 2024

SACRAMENTO, Calif., — January 29, 2004 — GenCorp Inc. (NYSE: GY) announced today that it issued an additional $25 Million of its 4% Contingent Convertible Subordinated Notes due 2024 pursuant to the exercise, in full, of the option granted to one of the initial purchasers in connection with the private placement of notes announced on January 13, 2004. The Company intends to use the total net proceeds from the notes to repay outstanding indebtedness under its revolving credit facility, to prepay the payments that would otherwise be required in 2004 under its Term Loan A and for general corporate purposes.

The notes will be convertible into shares of the Company’s common stock upon the happening of certain events.

These securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The statements in this press release regarding the timing of the proposed offering and any other future aspects relating to the proposed offering and other statements which are not historical facts are forward-looking statements as that term is defined in the Private Securities cLitigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the securities proposed to be offered.

###